CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 106 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 16, 2007 relating to the financial statements and financial highlights which appear in the December 31, 2006 Annual Report to Shareholders of the John Hancock Global Opportunities Fund (formerly, John Hancock Large Cap Intrinsic Value Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Financial Highlights” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP

Boston, Massachusetts

August 24, 2007